Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

  AT THE COMPANY:

  Mikel Williams

  Chief Executive Officer

  (714) 688-7200

DDi Corp. Proposes Acquisition of Coretec Inc. at CDN$0.20 per share

ANAHEIM, California, October 26, 2009 - DDi Corp. (NASDAQ: DDIC), a leading provider of technologically advanced printed circuit board (“PCB”) engineering and manufacturing services, today announced that it has made a proposal to the Board of Directors of Coretec Inc. (TSX: CYY), a designer and manufacturer of printed circuit boards for the prototype and quick-turn production segments of North America, to acquire all the outstanding shares of Coretec common stock for a price of, CDN$0.20 per share (U.S. $0.19 per share), or approximately CDN$3.6 million (U.S. $3.4 million). DDi’s proposal also includes a proposal to assume or refinance the debt on Coretec’s balance sheet which was disclosed to be CDN$18.8 million as of June 30, 2009. The proposal represents a 100% premium to the stock conversion price of the debt to be issued in Coretec’s recently-announced proposed private placement of convertible debt. DDi’s proposal will be withdrawn if Coretec’s proposed private placement is completed. Although it is premature to determine the exact structure of the transaction, DDi expects that the acquisition would be in the form of a merger, with the consideration for Coretec’s shareholders being all cash, an exchange for DDi shares or a combination of cash and DDi shares.

DDi’s proposal is non-binding and is subject to the completion of customary due diligence; the negotiation, execution and delivery of a mutually acceptable definitive agreement; obtaining any necessary third-party consents or waivers; board approvals and any necessary shareholder approvals.

About DDi

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

Any proposed acquisition may only be completed in accordance with applicable state and federal laws. This press release shall not constitute an offer or a solicitation of an offer to buy any securities nor shall it constitute a solicitation of a proxy to vote with respect to any transaction. This press release also shall not constitute a public announcement of an intention to make an offer to purchase or a solicitation of an offer to sell the securities of Coretec Inc.

The DDi Corp. securities referred to in this press release relating to the proposal with Coretec Inc. have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States or other jurisdiction absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of DDi Corp. described herein, nor shall there be any sales of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 and Rule 135c under the Securities Act.

This press release does not constitute an offer to buy or an invitation to sell, or the solicitation of an offer to buy or invitation to sell, or a public announcement of an intention to make an offer to purchase or a solicitation of an offer to sell, any of the securities of Coretec Inc. Such an offer may only be made pursuant to an offer and take-over bid circular filed with the securities regulatory authorities in Canada.

If the parties sign a definitive merger agreement and a decision is made to register securities of DDi Corp., DDi Corp. will likely file a registration statement on Form S-4 containing a proxy statement/prospectus and other relevant documents regarding the transaction with the SEC. The definitive proxy statement/prospectus will be mailed to shareholders of Coretec Inc. STOCKHOLDERS OF DDI CORP., THOSE CONSIDERING INVESTING IN DDI CORP. SECURITIES AND SECURITY HOLDERS OF CORETEC INC. ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC, INCLUDING RELATED FORM 8-K’S WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and the Forms 8-K (when available) and other documents filed by DDi Corp. with the securities regulatory authorities in Canada through the website maintained at www.sedar.com and with the SEC through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Investor Relations Department, DDi Corp., 1220 N. Simon Circle, Anaheim, CA 92806.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to DDi Corp. as of today’s date, and DDi Corp. does not assume any obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of DDi Corp. and the actual results may vary materially from the results and expectations discussed. For example, although DDi Corp. has proposed to acquire all of the outstanding common stock of Coretec Inc. Inc., no definitive agreements have been executed and such acquisition would be subject to various conditions. There can be no assurances that any definitive offer by DDi Corp. will be made nor that any definitive agreement will be approved or consummated between the parties.